October 2015

Preliminary Terms No. 601 dated September 30, 2015 relating to

Preliminary Pricing Supplement No. 601 dated September 30, 2015

Registration Statement No. 333-200365

Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Unlike ordinary debt securities, the Jump Securities due January , 2017 Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the securities, do not pay interest and do not guarantee the repayment of any principal at maturity. Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash that will vary depending on the closing value of the S&P GSCI™ Crude Oil Index - Excess Return, which we refer to as the index, on the valuation date. If the final index value is greater than or equal to the initial index value, you will receive for each security the stated principal amount of $1,000 plus the fixed upside payment described below. However, if the final index value is less than the initial index value, the payment at maturity will be less than the stated principal amount of the securities by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. This amount will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who seek exposure to crude oil, as measured by the index, and who are willing to risk their principal and forgo current income in exchange for the potential of receiving the fixed upside payment if the final index value is greater than or equal to the initial index value.

All payments on the securities are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return (the “index”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October , 2015
Original issue date:	October , 2015 (3 business days after the pricing date)
Maturity date:	January , 2017
Valuation date:	January , 2017, subject to adjustment for non-index business days and certain market disruption events
Payment at maturity:

At maturity, you will receive for each security that you hold an amount of cash equal to:

•     if the final index value is greater than or equal to the initial index value, $1,000 plus the upside payment, or

•     if the final index value is less than the initial index value,

$1,000 × index performance factor.

This amount will be less than the stated principal amount and could be zero.

Index performance factor:	The final index value divided by the initial index value
Upside payment:	$277.50 per security (27.75% of the stated principal amount)
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index closing value:	On any day, the official settlement price of the index, as published by the index publisher or its successor on such day.
CUSIP / ISIN:	61762GFC3 / US61762GFC33
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $952.20 per security, or within $15.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$17.50(1)
		$5.00(2)	$977.50
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

(3)	See “Description of Securities—Use of proceeds and hedging” on page 7.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 601 dated September 30, 2015

Prospectus Supplement dated November 19, 2014	Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Investment Summary

The securities offered are medium-term debt securities of Morgan Stanley. The securities do not pay interest and do not guarantee the return of any principal at maturity. If the final index value is greater than or equal to the initial index value, you will receive $1,000 plus the fixed upside payment of $277.50 per security (27.75% of the stated principal amount). However, if the final index value is less than the initial index value, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who seek exposure to crude oil, as measured by the index, and who are willing to risk their principal and forgo current income in exchange for the potential of receiving the fixed upside payment if the final index value is greater than or equal to the initial index value. All payments on the securities are subject to the credit risk of Morgan Stanley.

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $952.20, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the upside payment, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

October 2015	Page 2

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

S&P GSCI™ Crude Oil Index - Excess Return Overview

The S&P GSCI™ Crude Oil Index—Excess Return is a sub-index of the S&P GSCITM-Excess Return. It represents only the crude oil component of the S&P GSCITM- Excess Return, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC. The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy.

Information as of market close on September 28, 2015:

Underlying Index information as of September 28, 2015
	Bloomberg Ticker Symbol*	Current Value	52 Weeks Ago	52 Week High	52 Week Low
S&P GSCITM Crude Oil Index—Excess Return	SPGCCLP	208.5147	511.5935	517.2268 (on 9/29/2014)	181.6858 (on 8/24/2015)

*The Bloomberg ticker symbol is being provided for reference purposes only. The value of the index on any index business day will be determined based on the price published by the publisher of the index.

Index Historical Performance – Daily Index Closing Values January 1, 2010 to September 28, 2015

October 2015	Page 3

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Hypothetical Payouts on the Securities at Maturity

For each security, the following graph illustrates the payment at maturity on the securities for a range of hypothetical percentage changes in the index. The graph is based on the following terms:

Stated principal amount per security:	$1,000 per security
Upside payment:	$277.50 per security (27.75% of the stated principal amount)
Minimum payment at maturity:	None

How it works

•	Upside Scenario. If the final index value is greater than or equal to the initial index value, you will receive $1,000 plus the upside payment of $277.50 per security. The payment at maturity will be limited to $1,277.50 per security even if the final index value has increased from the initial index value by more than 27.75%.

•	Downside Scenario. If the final index value is less than the initial index value, the payment at maturity would be less than the stated principal amount of $1,000 by an amount that is proportionate to the percentage decrease in the final index value from the initial index value. For example, if the final index value has decreased by 40% from the initial index value, the payment at maturity would be $600 per security (60% of the stated principal amount).

October 2015	Page 4

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Summary of Selected Key Risks (see page 11)

▪	The securities do not pay interest and do not guarantee the repayment of any of your principal at maturity.

▪	Appreciation potential for the securities is fixed and limited.

▪	The market price will be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	An investment in the securities will expose you to concentrated risks relating to crude oil.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

▪	Higher future prices of the index commodity relative to its current prices may adversely affect the value of the index and the value of the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	The index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Investing in the securities is not equivalent to investing in the index.

▪	Adjustments to the index could adversely affect the value of the securities.

▪	The amount payable on the securities is not linked to the value of the index at any time other than the valuation date.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

October 2015	Page 5

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Fact Sheet

The securities offered are medium-term debt securities of Morgan Stanley. The securities do not pay interest and do not guarantee the return of any principal at maturity. If the final index value is greater than or equal to the initial index value, you will receive $1,000 plus the fixed upside payment of $277.50 per security (27.75% of the stated principal amount). However, if the final index value is less than the initial index value, the payment at maturity will be less than the stated principal amount and could be zero. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities. The securities are for investors who seek exposure to crude oil, as measured by the index, and who are willing to risk their principal and forgo current income in exchange for the potential of receiving the fixed upside payment if the final index value is greater than or equal to the initial index value. All payments on the securities are subject to the credit risk of Morgan Stanley. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
October , 2015	October , 2015 (3 business days after the pricing date)	January , 2017
Key Terms
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return (the “index”)
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Valuation date:	January , 2017, subject to adjustment for non-index business days and certain market disruption events
Payment at maturity:

At maturity, you will receive for each security that you hold an amount of cash equal to:

•     if the final index value is greater than or equal to the initial index value, $1,000 plus the upside payment, or

•     if the final index value is less than the initial index value,

$1,000 × index performance factor.

This amount will be less than the stated principal amount and could be zero.

Index performance factor:	The final index value divided by the initial index value
Upside payment:	$277.50 per security (27.75% of the stated principal amount)
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index closing value:	On any day, the official settlement price of the index, as published by the index publisher or its successor on such day.
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed. See “Description of Securities––Valuation Date” in the accompanying preliminary pricing supplement.
Risk factors:	Please see “Risk Factors” beginning on page 11.

October 2015	Page 6

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GFC3
ISIN:	US61762GFC33
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc.
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by

October 2015	Page 7

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in swaps and futures contracts on the commodity contracts underlying the index or positions in any other available instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could increase the value at or above which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling swaps and futures contracts on the commodities underlying the index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.
Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel

October 2015	Page 8

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;
(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;
(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;
(iv)	our interests are adverse to the interests of the purchaser or holder; and
(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize,

October 2015	Page 9

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

maintain or otherwise affect the price of the securities or the level of the Index. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. The agent must close out any naked short position by purchasing the securities in the open market after the offering. A naked short position in the securities is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market prices or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction in connection with this offering of the securities. See “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.
Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

October 2015	Page 10

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

▪	The securities do not pay interest and do not guarantee the repayment of any of your principal at maturity. The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and do not guarantee the repayment of any of your principal at maturity. At maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the final index value. If the final index value is less than the initial index value, your payment at maturity will be less than the stated principal amount of $1,000 by an amount that is proportionate to the decline in the value of the index. This amount will be less than the stated principal amount and could be zero. For example, if the final index value has decreased by 25% from the initial index value, the payment at maturity would be $750 per security (75% of the stated principal amount). There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire investment in the securities.

▪	Appreciation potential for the securities is fixed and limited. Where the final index value is greater than or equal to the initial index value, the appreciation potential of the securities is limited to the fixed upside payment of $277.50 per security (27.75% of the stated principal amount). The payment at maturity will be limited to $1,277.50 per security even if the final index value has increased from the initial index value by more than 27.75%. See “Hypothetical Payouts on the Securities at Maturity” on page 4.

▪	The market price of the securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including:

▪	the value of the index at any time,

▪	the volatility (frequency and magnitude of changes in value) of the index,

▪	the market prices of the futures contracts underlying the index, and the volatility of such prices,

▪	trends of supply and demand for the futures contracts underlying the index at any time,

▪	interest and yield rates in the market,

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the futures contracts underlying the index or commodities generally and that may affect the final index value,

▪	the time remaining to the maturity of the securities, and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you are able to sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the stated principal amount if at the time of sale the value of the index is below the initial index value.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. The securities are not guaranteed by any other entity. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

October 2015	Page 11

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., are willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

▪	An investment in the securities will expose you to concentrated risks relating to crude oil. The index is composed entirely of crude oil futures contracts included in the S&P GSCITM–ER. An investment in the securities may therefore bear risks similar to a securities investment concentrated in a single commodity. The price of crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates. Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries (OPEC) and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of crude oil

October 2015	Page 12

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future.

You can review a table of the published high and low closing values, as well as end-of-quarter closing values, of the index for each calendar quarter in the period from January 1, 2010 through September 28, 2015 on page 18 and a graph that plots the daily closing values of the index for the same period in this document on page 3. You cannot predict the future performance of the index based on its historical performance. In addition, there can be no assurance that the final index value will be greater than or equal to the initial index value so that you do not suffer a loss on your initial investment in the securities.

▪	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally. The payment at maturity on the securities is linked exclusively to a single-commodity index composed entirely of crude oil futures contracts and not to a diverse basket of commodities or a broad-based commodity index. The price of crude oil futures contracts may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to a single-commodity index, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The index may be highly volatile, and we can give you no assurance that the volatility will lessen.

▪	Higher future prices of the index commodity relative to its current prices may adversely affect the value of the index and the value of the securities. The S&P GSCI™ Crude Oil Index - Excess Return is a sub-index of the S&P GSCI®–Excess Return (“S&P GSCI®–ER”). It represents only the crude oil component of the S&P GSCI®–ER. The S&P GSCI®–ER is a world production-weighted index that is designed to reflect the relative significance of each of the underlying commodities in the world economy.

The S&P GSCITM–ER, on which the index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in September may specify an October expiration. As time passes, the contract expiring in October is replaced by a contract for delivery in November. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield.” However, crude oil and certain other commodities included in the S&P GSCITM–ER have historically traded in “contango” markets. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months. The presence of contango and absence of backwardation in the crude oil markets generally results in negative “roll yields,” which would adversely affect the value of the index, and, accordingly, the value of the securities.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities. The index has returns based on the change in price of futures contracts included in such index, not the change in the spot price of the actual physical commodity to which such futures contracts relate. The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price. Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity. While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact. In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time. Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts and options on futures contracts, including those related to crude oil, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the

October 2015	Page 13

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

“CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

▪	The index may in the future include contracts that are not traded on regulated futures exchanges. The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index continues to be composed exclusively of regulated futures contracts. As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪	Investing in the securities is not equivalent to investing in the index. Investing in the securities is not equivalent to investing in the index or the futures contracts that underlie the index. By purchasing the securities, you do not purchase any entitlement to crude oil or futures contracts or forward contracts on the index or on crude oil. Further, by purchasing the securities, you are taking credit risk of Morgan Stanley and not to any counterparty to futures contracts or forward contracts on the index or crude oil.

▪	Adjustments to the index could adversely affect the value of the securities. The publisher of the index may add, delete or substitute the commodity contracts constituting the index or make other methodological changes that could change the value of the index. The index publisher may discontinue or suspend calculation or publication of

October 2015	Page 14

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

the index at any time. Any of these actions could adversely affect the value of the securities. Where the index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The amount payable on the securities is not linked to the value of the index at any time other than the valuation date. The final index value will be the official settlement price of the index on the valuation date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the index prior to such drop. Although the actual value of the index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities. As calculation agent, MSCG will determine the initial index value, the final index value and the index performance factor, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of the index closing value in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you on the securities, if any. For further information regarding these types of determinations, see “Description of Securities—Index Closing Value,” “—Valuation Date,” “—Market Disruption Event,” “—Discontinuance of the Index; Alteration of Method of Calculation,” “—Calculation Agent,” “—Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value on the securities on the pricing date.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities. One or more of our subsidiaries and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the index), including trading in the commodities futures contracts that underlie the index, and possibly in other instruments related to the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade the index and other financial instruments related to the index on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value and, as a result, could increase the value at or above which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index on the valuation date and, accordingly, the amount of cash, if any, you will receive at maturity.

October 2015	Page 15

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.

If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2015	Page 16

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Information about the Index

The S&P GSCITM Crude Oil Index–Excess Return. The S&P GSCITM Crude Oil Index–Excess Return is a sub-index of the S&P GSCITM- Excess Return. It represents only the crude oil component of the S&P GSCITM-Excess Return, a composite index of commodity sector returns, calculated, maintained and published daily by S&P Dow Jones Indices LLC (“S&P”). The S&P GSCI™ is a world production-weighted index that is designed to reflect the relative significance of principal non-financial commodities (i.e., physical commodities) in the world economy. The S&P GSCI™ represents the return of a portfolio of the futures contracts for the underlying commodities. The S&P GSCI™ Crude Oil Index Excess Return references the front-month West Texas Intermediate (“WTI”) crude oil futures contract (i.e., the WTI crude futures contract generally closest to expiration) traded on the New York Mercantile Exchange. The S&P GSCI™ Crude Oil Index Excess Return provides investors with a publicly available benchmark for investment performance in the crude oil commodity markets. The S&P GSCI™ Crude Oil Index Excess Return is an excess return index and not a total return index. An excess return index reflects the returns that are potentially available through an unleveraged investment in the contracts composing the index (which, in the case of the index, are the designated crude oil futures contracts).

The S&P GSCI™—Excess Return is calculated and maintained using the same methodology utilized by S&P Dow Jones Indices LLC in calculating the S&P GSCI™. See the information set forth under “Description of Securities— The S&P GSCI™ Crude Oil Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley. S&P and Morgan Stanley have entered into a non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P GSCITM Crude Oil Index–Excess Return, which is owned and published by S&P, in connection with securities, including the securities.

The license agreement between S&P and Morgan Stanley provides that the following language must be set forth in these preliminary terms:

The securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc. (including its affiliates) (S&P, with its affiliates, are referred to as the “Corporations”). The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities. The Corporations make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the underlying commodity to track general agricultural commodity market performance. The Corporations’ only relationship to us (the “Licensee”) is in the licensing of the index and S&P® trademarks or service marks and certain trade names of the Corporations and the use of the index which is determined, composed and calculated by S&P without regard to the Licensee or the securities. S&P has no obligation to take the needs of the Licensee or the owners of the securities into consideration in determining, composing or calculating the index. The Corporations are not responsible for and have not participated in the determination of the timing, prices, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE LICENSEE, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®,” “S&P®” and “S&P GSCITM” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley. The securities have not been passed on by the Corporations as to their legality or suitability. The securities are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT THE TO SECURITIES.

October 2015	Page 17

Jump Securities due January   , 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

Historical Information

The following table sets forth the published high and low daily official settlement prices, as well as end-of-quarter daily official settlement prices, of the index for each quarter in the period from January 1, 2010 through September 28, 2015. The official settlement price of the index on September 28, 2015 was 208.5147. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical values of the index should not be taken as an indication of future performance, and no assurance can be given as to the level of the index on the valuation date.

S&P GSCITM Crude Oil Index—Excess Return	High	Low	Period End
2010
First Quarter	580.7973	494.2745	575.7510
Second Quarter	596.9223	444.4116	480.7402
Third Quarter	521.3389	449.7758	494.2388
Fourth Quarter	553.5523	490.9833	552.7660
2011
First Quarter	607.1437	503.8268	607.1437
Second Quarter	644.4647	506.8806	533.7882
Third Quarter	556.0875	438.3955	438.3955
Fourth Quarter	567.1342	418.8559	545.2173
2012
First Quarter	601.9905	530.5137	562.3674
Second Quarter	576.7051	419.0127	458.2227
Third Quarter	529.9358	451.6967	491.8431
Fourth Quarter	493.3903	448.5244	481.9584
2013
First Quarter	511.6316	468.0970	502.6795
Second Quarter	505.8752	448.0953	495.0573
Third Quarter	572.0864	502.3888	533.9717
Fourth Quarter	543.2078	480.0819	510.6378
2014
First Quarter	545.7297	475.5971	530.6062
Second Quarter	571.2074	520.3681	563.4010
Third Quarter	563.2406	496.6154	498.5767
Fourth Quarter	497.7563	293.2265	293.2265
2015
First Quarter	293.2265	232.6960	245.1058
Second Quarter	303.8245	253.0357	289.5632
Third Quarter (through September 28, 2015)	277.3419	181.6858	208.5147

October 2015	Page 18